Exhibit 10.48
ESCROW AGREEMENT
     This Escrow Agreement (this “Agreement”) is dated as of the                      th day of June, 2006, among Gran Tierra Energy, Inc. (the “Company”) and McGuireWoods LLP (the “Escrow Agent”).
Recitals:
     Whereas, the Company is offering to sell up to 50,000,000 units (“Units”) of its securities for an aggregate offering price of $75,000,000 (the “Offering”). Each Unit consists of one share of the Company’s common stock, par value $0.001 per share (“Common Stock”) and a warrant to purchase one half share of the Company’s Common Stock for five years at an exercise price of $1.75 per whole share;
     Whereas, on June 20, 2006, the Company conducted an initial closing of the Offering selling 43,336,051 Units of its securities and deriving gross proceeds of $65,004,076;
     Whereas, the closing of the Offering is expected to occur on or about June 30, 2006 (the “Closing Date”);
     Whereas, the investors in the Offering (the “Investors”), in connection with their intent to purchase Units in the Offering, shall execute and deliver Subscription Agreements (the “Subscription Agreements”), Securities Purchase Agreements (the “Securities Purchase Agreements”) and Purchaser Questionnaires (the “Purchaser Questionnaires”) memorializing the Investors’ agreement to purchase and the Company’s agreement to sell the number of Units set forth therein (the “Investor’s Units”) and Registration Rights Agreements (the “Registration Rights Agreements”) pursuant to which the Company will provide certain registration rights related to the shares of Common Stock underlying the Units and the Investor Warrants on the terms set forth therein (the Subscription Agreements, Securities Purchase Agreements, Purchaser Questionnaires and Registration Rights Agreements are collectively referred to as the “Transaction Documents”);
     Whereas, Canaccord Capital Corporation (“Canaccord”) is acting as finder in connection with the Offering and will be introducing certain investors to the Company (the “Canaccord Investors”) who will making investments (“Canaccord Investment Proceeds”) through the purchase of Units from the Company;
     Whereas, the parties hereto desire to provide for the safekeeping of the Transaction Documents and the Escrowed Funds (as defined in Section 2.1 herein) delivered by Canaccord Investors until such time as such Transaction Documents and Escrowed Funds are released by the Escrow Agent in accordance with the terms and conditions of this Agreement; and
     Whereas, the Escrow Agent is willing to serve as escrow agent pursuant to the terms and conditions of this Agreement.
     Now Therefore, the parties agree as follows:

ARTICLE I
INTERPRETATION
     1.1 Entire Agreement. This Agreement and the Transaction Documents constitute the entire agreement between the parties hereto pertaining to the subject matter contained herein and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. There are no warranties, representations or other agreements made by the parties in connection with the subject matter hereof except as specifically set forth in this Agreement or as set forth in the Transaction Documents.
     1.2 Extended Meanings. In this Agreement words importing the singular number include the plural and vice versa; words importing the masculine gender include the feminine and neuter genders. The word “person” includes an individual, body corporate, partnership, or other entity in whatever form, a trustee or trust or unincorporated association, an executor, administrator or legal representative.
     1.3 Waivers and Amendments. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by all parties, or, in the case of a waiver, by the party waiving compliance. Except as expressly stated herein, no delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder preclude any other or future exercise of any other right, power or privilege hereunder.
     1.4 Headings. The division of this Agreement into articles, sections, subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.
     1.5 Law Governing this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Agreement may be brought in the state courts of New York or in the federal courts located in the state of New York. The parties and the individuals executing this Agreement and other agreements referred to herein or delivered in connection herewith agree to submit to the jurisdiction of such courts. The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs. In the event that any provision of this Agreement or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement.
     1.6 Specific Enforcement, Consent to Jurisdiction. The Company acknowledges and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof or thereof, this being in addition to any other remedy to which any of them may be entitled by law or equity. Nothing in this Section shall affect or limit any right to serve process in any other manner permitted by law.
ARTICLE II
DELIVERIES TO THE ESCROW AGENT
     2.1 Subscriber Deliveries. On or before the Closing Date, Canaccord shall have delivered to the Escrow Agent the purchase price for the Canaccord Investor’s Units less any deduction of fees and expenses agreed to between the Company and Canaccord (the aggregate funds for all Canaccord Investors being referred to as the “Escrowed Funds”) by wire transfer of immediately available funds pursuant to the wire transfer instructions provided below and the completed and executed Transaction Documents to the address provided below. Canaccord shall have also provided to the Escrow Agent a reconciliation letter outlining a breakdown of the portion of the Escrowed Funds received from investors from the province of Alberta, Canada (the “Alberta Escrowed Funds”) and funds received from investors outside the province of Alberta, Canada (the “Non-Alberta Escrowed Funds”).
Escrow Agent—Wire Transfer Instructions:
BANK OF AMERICA — Jacksonville, FL
ABA: 026009593 (Domestic Wires)
Swift Code: BOFAUS3N (International Wires)
Credit: McGuireWoods LLP IOLTA Account
Account Number: 2101206537
Reference: Louis Zehil—Gran Tierra Escrow—20461 12-0005
McGuireWoods Accounting Contact: Julie Aaron (804) 775-1224
Bank Contact: Patrick Comia (888) 841-8159, Opt. 2, Ext. 2160
Escrow Agent—Mailing Address and Facsimile Number:
McGuireWoods LLP
50 North Laura Street
Suite 3300
Jacksonville, Florida 32202
Facsimile Number: (904) 798-3260
Attention: Nova D. Harb
Telephone Number: (904) 798-2639
     2.2 Company Delivery of Canaccord Notice. The Company shall deliver to the Escrow Agent, before providing the Instructions as described in Section 3.1, written notice, acknowledged by Canaccord (the “Canaccord Notice”), setting forth:

          (a) a representation that the original warrants to be issued to the Canaccord Investors in connection with the offering have been delivered to Canaccord pursuant to Canaccord’s delivery instructions;
          (b) a representation that certificates representing the shares of Common Stock purchased by the Canaccord Investors have been delivered to Canaccord pursuant to Canaccord’s delivery instructions;
          (c) a representation that an original warrant to be issued in connection with Canaccord’s compensation is delivered to Canaccord pursuant to Canaccord’s delivery instructions:
          (d) a representation that Canaccord has provided written confirmation to the Company that the original warrants and the certificates representing the shares of Common Stock have been received by Canaccord;
          (e) a representation that subscriptions in the amount of the Canaccord Investment Proceeds have been accepted by the Company;
          (f) the amount of Common Stock to be issued to Canaccord Investors;
          (g) a list of the Canaccord Investors whose subscriptions were not accepted by the Company, if any;
          (h) the amount due Canaccord for Canaccord’s commissions and fees;
          (i) the amount of fees to be paid to Canaccord’s counsel; and
          (j) the time, place and method of delivery of all funds to be delivered to the Company, Canaccord, and Canaccord’s counsel, and to the Canaccord Investors whose subscriptions were rejected, if any.
     2.3 Intention to Create Escrow over Transaction Documents and Escrowed Funds. The Company intends that the Transaction Documents and the Escrowed Funds shall be held in escrow by the Escrow Agent pursuant to this Agreement for its benefit and for the benefit of the Investors. The Escrow Agent shall provide copies of the Transaction Documents to the Company promptly after their receipt in order for the Company to determine whether to accept the subscriptions for the Investor’s Units evidenced thereby.
     2.4 Escrow Agent to Deliver Transaction Documents and Escrowed Funds. The Escrow Agent shall hold and release the Transaction Documents and the Escrowed Funds only in accordance with the terms and conditions of this Agreement.

ARTICLE III
RELEASE OF TRANSACTION DOCUMENTS AND ESCROWED FUNDS
     3.1 Release of Escrow. Subject to the provisions of Sections 4.l(d) and 4.2, the Escrow Agent shall release the Transaction Documents and Escrowed Funds as follows:
          (a) First Release of Non-Alberta Escrowed Funds and Transaction Documents upon Closing. In addition to the Canaccord Notice, the Company shall deliver to Escrow Agent written instructions (the “Instructions”) duly executed by its principal executive officer acknowledging that as of the Closing Date the conditions to releasing the Non-Alberta Escrowed Funds have been fully satisfied and specifying the time, place and method of delivery of the Non-Alberta Escrowed Funds, and the Transaction Documents. The Escrow Agent shall, at the time and place and by the method specified in the Instructions, deliver the Non-Alberta Escrowed Funds and the Transaction Documents (the “First Release”).
          (b) Until such time as the Company delivers to Canaccord the Evidence of the Removal of Resale Restrictions, as described in Section 3.2(d), the Alberta Escrowed Funds will be held in escrow, and will not be released to the Company. Upon receipt of the Evidence of the Removal of Resale Restrictions, the Company will provide the Escrow Agent with a notice, acknowledged by Canaccord, that the Evidence of the Removal of Resale Restrictions has been delivered to and accepted by Canaccord. If the Company fails to provide Canaccord with Evidence of the Removal of Resale Restrictions within 60 days of the First Release, or such other date as Canaccord may agree, the Company will, upon the request of Canaccord, require the Escrow Agent to forthwith return the Alberta Escrowed Funds to Canaccord upon delivery by Canaccord to the Escrow Agent of the share and warrant certificates originally issued to Alberta Investors (as described in section 3.2(d).
          (c) Return of Escrowed Funds and Transaction Documents on Rejection of Subscription. In the event the Company determines it necessary or appropriate to reject the subscription of any Canaccord Investor for whom the Escrow Agent has received Escrowed Funds and Transaction Documents, the Company shall deliver written notice of such event to the Escrow Agent which notice shall include the time, place and method of delivery for the return to such Investor of the Purchase Price and Transaction Documents delivered by such Investor and the Escrow Agent shall deliver such funds and documents pursuant to such written notice.
          (d) Delivery Pursuant to Court Order. Notwithstanding an provision contained herein, upon receipt by the Escrow Agent of a final and non-appealable judgment, order, decree or award of a court of competent jurisdiction (a “Court Order”), the Escrow Agent shall deliver the Transaction Documents and the Escrowed Funds in accordance with the Court Order. Any Court Order shall be accompanied by an opinion of counsel for the party presenting the Court Order to the Escrow Agent (which opinion shall be satisfactory to the Escrow Agent) to the effect that the court issuing the Court Order has competent jurisdiction and that the Court Order is final and non-appealable.

     3.2 Acknowledgement of Company.
          (a) The Company acknowledges that the only terms and conditions upon which the Transaction Documents and Escrowed Funds are to be released are set forth in Sections 2.2, 3.1, 4.1(d) and 4.2 of this Agreement.
          (b) The Company reaffirms its agreement to abide by the terms and conditions of this Agreement with respect to the release of the Transaction Documents and the Escrowed Funds.
          (c) The Company acknowledges that any dispute with respect to the release of the Transaction Documents or Escrowed Funds shall be resolved pursuant to Section 4.2.
          (d) The Company further acknowledges that with respect to any Canaccord Investment Proceeds received from residents of the Province of Alberta, Canada (the “Alberta Investors”), the Company will provide Canaccord, within 60 days of the First Release, with such evidence, satisfactory to Canaccord and its legal counsel, that the securities issued to the Alberta Investors will not be subject to resale restrictions under the securities laws of the Province of Alberta (“Evidence of the Removal of Resale Restrictions”).
          (e) The Company shall notify Canaccord, as soon as reasonably practicable, and in any event, prior to the release of any of the Canaccord Investment Proceeds, when the subscription funds of the Canaccord Investors have been received by the Escrow Agent. Such notice to Canaccord shall be deemed made upon e-mail to robert_anderson@canaccord.com and to glenda_chin@canaccord.com by the Company or the Company’s agent.
ARTICLE IV
CONCERNING THE ESCROW AGENT
     4.1 Duties and Responsibilities of the Escrow Agent. The Escrow Agent’s duties and responsibilities shall be subject to the following terms and conditions:
          (a) The Company acknowledges and agrees that the Escrow Agent (i) shall not be responsible for or bound by, and shall not be required to inquire into whether the Company is entitled to receipt of the Transaction Documents or Escrowed Funds pursuant to, any other agreement or otherwise; (ii) shall be obligated only for the performance of such duties as are specifically assumed by the Escrow Agent pursuant to this Agreement; (iii) may rely on and shall be protected in acting or refraining from acting upon any written notice, instruction, instrument, statement, request or document furnished to it hereunder and believed by the Escrow Agent in good faith to be genuine and to have been signed or presented by the proper person or party, without being required to determine the authenticity or correctness of any fact stated therein or the propriety or validity or the service thereof; (iv) may assume that any person believed by the Escrow Agent in good faith to be authorized to give notice or make any statement or execute any document in connection with the provisions hereof is so authorized; (v) shall not be under any duty to give the property held by Escrow Agent hereunder any greater degree of care than Escrow Agent gives its own similar property, but in no event less than a reasonable amount of care; and (vi) may consult counsel satisfactory to Escrow Agent, the opinion of such counsel to be full and complete authorization and protection in respect of any action taken, suffered or omitted by Escrow Agent hereunder in good faith and in accordance with the opinion of such counsel.
          (b) The Company acknowledges that the Escrow Agent is acting solely as a stakeholder at their request and that the Escrow Agent shall not be liable for any action taken by Escrow Agent in good faith and believed by Escrow Agent to be authorized or within the rights or powers conferred upon Escrow Agent by this Agreement. The Company agrees to indemnify and hold harmless the Escrow Agent and any of Escrow Agent’s partners, employees, agents and representatives for any action taken or omitted to be taken by Escrow Agent or any of them hereunder, including the fees of outside counsel and other costs and expenses of defending itself against any claim or liability under this Agreement, except in the case of gross negligence, willful misconduct or material breach of this Agreement on Escrow Agent’s part committed in its capacity as Escrow Agent under this Agreement. The Escrow Agent shall owe a duty only to the Company under this Agreement and to no other person.
          (c) The Company agrees to reimburse the Escrow Agent for outside counsel fees, to the extent authorized hereunder and incurred in connection with the performance of its duties and responsibilities hereunder.
          (d) The Escrow Agent may at any time resign as Escrow Agent hereunder by giving five (5) days prior written notice of resignation to the Company. Prior to the effective date of the resignation as specified in such notice, the Company will issue to the Escrow Agent an Instruction authorizing delivery of the Transaction Documents and the Escrowed Funds to a substitute Escrow Agent selected by the Company. If no successor Escrow Agent is named by the Company, the Escrow Agent may apply to a court of competent jurisdiction in the State of New York for appointment of a successor Escrow Agent, and to deposit the Transaction Documents and Escrowed Funds with the clerk of any such court.
          (e) The Escrow Agent does not have and will not have any interest in the Transaction Documents or the Escrowed Funds, but is serving only as escrow agent, having only possession thereof.
          (f) This Agreement sets forth exclusively the duties of the Escrow Agent with respect to any and all matters pertinent thereto, and no implied duties or obligations shall be read into this Agreement.
          (g) The provisions of this Section 4.1 shall survive the resignation of the Escrow Agent or the termination of this Agreement.
     4.2 Dispute Resolution: Judgments. Resolution of disputes arising under this Agreement shall be subject to the following terms and conditions:
          (a) If any dispute shall arise with respect to the delivery, ownership, right of possession or disposition of the Transaction Documents or the Escrowed Funds, or if the Escrow Agent shall in good faith be uncertain as to its duties or rights hereunder, the Escrow Agent shall be authorized, without liability to anyone, to (i) refrain from taking any action other than to continue to hold the Transaction Documents or the Escrowed Funds pending receipt of an

Instruction from the Company, or (ii) deposit the Transaction Documents and Escrowed Funds with any court of competent jurisdiction in the State of New York, in which event the Escrow Agent shall give written notice thereof to the Company and shall thereupon be relieved and discharged from all further obligations pursuant to this Agreement. The Escrow Agent may, but shall be under no duty to, institute or defend any legal proceedings which relate to the Transaction Documents or the Escrowed Funds. The Escrow Agent shall have the right to retain counsel if it becomes involved in any disagreement, dispute or litigation on account of this Agreement or otherwise determines that it is necessary to consult counsel.
(b) The Escrow Agent is hereby expressly authorized to comply with and obey any Court Order. In case the Escrow Agent obeys or complies with a Court Order, the Escrow Agent shall not be liable to the Investors, the Company or to any other person, firm, corporation or entity by reason of such compliance.
ARTICLE V
GENERAL MATTERS
     5.1 Termination. This escrow shall terminate upon the disbursement in accordance with the provisions herein of the Transaction Documents and the Escrowed Funds in full or at any time upon the agreement in writing of the Company.
     5.2 Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

(a)	If to the Company, to:

Gran Tierra Energy Inc.
300,611-10th Avenue S.W. Floor.
610-8th Avenue S.W.
Calgary, Alberta
Canada
Attention: James Hart, Chief Financial Officer
Facsimile: (403) 265-3242

(b)	If to the Escrow Agent, to:

McGuireWoods LLP
1345 Avenue of the Americas
Seventh Floor
New York, New York 10105
Attention: Louis W. Zehil, Esq.
Facsimile Number: (212) 548-2175
or to such other address as any of them shall give to the others by notice made pursuant to this Section 5.2.
     5.3 Interest. The Escrowed Funds shall not be held in an interest bearing account nor will interest be payable in connection therewith. In the event the Escrowed Funds are deposited in an interest bearing account, each Investor shall be entitled to receive its pro rata portion of any accrued interest thereon, but only if the Escrow Agent receives from such Investor the Investor’s United States taxpayer identification number and other requested information and forms.
     5.4 Assignment; Binding Agreement. Neither this Agreement nor any right or obligation hereunder shall be assignable by any party without the prior written consent of the other parties hereto. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors and assigns.
     5.5 Invalidity. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal, or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.
     5.6 Counterparts/Execution. This Agreement may be executed in any number of counterparts and by different signatories hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument. This Agreement may be executed by facsimile transmission and delivered by facsimile transmission.
     5.7 Agreement. Each of the undersigned states that he has read the foregoing Escrow Agreement and understands and agrees to it.
[SIGNATURE PAGES FOLLOW]

           In Witness Whereof, the parties hereto have duly executed this Escrow Agreement as of the date first above written.

Gran Tierra Energy, Inc.

By:	/s/ James Hart

Name: James Hart
Title: Chief Financial Officer
[SIGNATURE PAGE FOR ESCROW AGENT FOLLOWS]

ESCROW AGENT

McguireWoods LLP

By:	/s/ Louis W. Zehil

Name: Louis W. Zehil
Title: Partner